Exhibit 99.1

Richard N. Barton Joins Liberty Interactive’s Board of Directors

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced today that Richard N. Barton was elected to the Liberty Interactive board of directors.    Mr. Barton is co-founder and Executive Chairman of the board of Zillow Group,  a real estate marketplace, and co-founder and Non-Executive Chairman of the boards of Glassdoor.com, a salary and reviews website for companies, and Trover, a mobile discovery network.  Following Mr. Barton’s appointment, Liberty Interactive has a total of eleven directors.

“Rich is a visionary entrepreneur and tech leader with unparalleled depth of experience,” said Greg Maffei, President and CEO of Liberty Interactive.  “We are thrilled to welcome him to the board and look forward to his future contributions to Liberty.”

“I have always admired Liberty Interactive and its leadership team and I’m honored to be joining their board,” said Mr. Barton. “I have tremendous respect for John, Greg and the other board members, and I look forward to working with them.”

Prior to co-founding Zillow, Mr. Barton founded Expedia in 1994 as a group within Microsoft, which Microsoft later spun out in 1999. He served as Expedia’s President, Chief Executive Officer and as a member of its board of directors from 1999 to 2003. Mr. Barton is a Venture Partner at Benchmark Capital and is also on the boards of Netflix and several other privately held companies. Mr. Barton holds a bachelor's in general engineering: industrial economics from Stanford University and is an inaugural member of the Presidential Ambassadors for Global Entrepreneurship (“PAGE”), appointed by President Obama in 2014.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive Corporation’s subsidiary Evite, and minority interests in Interval Leisure Group, Lending Tree and Charter Communications.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation